CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees of
USAllianz Variable Insurance Products Fund of Funds Trust:


We consent to the use of our report dated December 30, 2004 on the USAllianz Variable Insurance Products Fund of Funds Trust's financial statements included herein, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.



/s/ KPMG LLP


Columbus, Ohio
December 30, 2004